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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            -------------------------

                                    FORM 11-K


                 ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]



                  For the fiscal year ended: December 31, 1999



                         Commission file number: 0-25066



A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                               401(k) SAVINGS PLAN



B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                               OWOSSO CORPORATION
                               THE TRIAD BUILDING
                           2200 RENAISSANCE BOULEVARD
                                    SUITE 150
                            KING OF PRUSSIA, PA 19406







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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                            OWOSSO CORPORATION 401(k) SAVINGS PLAN

                            By:  OWOSSO CORPORATION, Plan Administrator


                            By:
                                 -------------------------------------------
                                 George B. Lemmon, Jr.
                                 President, Chief Executive Officer and
                                 Director







Date:  June 23, 2000








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                                Index to Exhibits



Exhibit Number                      Description
--------------                      -----------

23                                  Consent of Deloitte & Touche LLP